Exhibit 24
Power of Attorney
     Each person whose signature appears below hereby severally constitutes and appoints Steven F. Leer and Robert G. Jones as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 in connection with the Arch Coal, Inc. pension plan and any and all amendments (including post-effective amendments) to the same, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

DATED: July 28, 2005

/s/ Steven F. Leer	President, Chief Executive Officer and Director
Steven F. Leer

/s/ James R. Boyd	Chairman of the Board and Director
James R. Boyd

/s/ Frank M. Burke	Director
Frank M. Burke

/s/ Patricia F. Godley	Director
Patricia F. Godley

/s/ Douglas H. Hunt	Director
Douglas H. Hunt

/s/ Thomas A. Lockhart	Director
Thomas A. Lockhart

/s/ A. Michael Perry	Director
A. Michael Perry

/s/ Robert G. Potter	Director
Robert G. Potter

/s/ Theodore D. Sands	Director
Theodore D. Sands

Director
Wesley M. Taylor